Exhibit 99.1

1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE
Contacts
INVESTORS Tom White	423 294 8996
Matt Barnett	423 294 7498
MEDIA Jim Sabourin	423 294 6043

Unum Group completes senior notes offering

CHATTANOOGA, Tenn. (May 9, 2016) – Unum Group (NYSE: UNM) announced today that it has completed an offering of senior notes. A total of $600 million aggregate principal amount of senior notes was issued today in two tranches: (i) $350 million aggregate principal amount of senior notes due in 2021 with an annual coupon rate of 3.00 percent, and (ii) $250 million aggregate principal amount of senior notes due in 2042 with an annual coupon rate of 5.75 percent pursuant to a reopening of the $250 million aggregate principal amount outstanding of the company’s 5.75% senior notes due 2042 issued on Aug. 23, 2012. The net proceeds of the offering are expected to be used for general corporate purposes, including the repayment at maturity of the company’s outstanding 7.125% senior notes due September 2016.

J.P. Morgan Securities LLC and Barclays Capital Inc. were joint book-running managers.

A prospectus supplement, dated May 4, 2016, and the accompanying base prospectus, dated June 24, 2015, relating to the senior notes may be obtained by searching the company’s filings on the U.S. Securities and Exchange Commission’s website at www.sec.gov or by visiting the “SEC Filings” page on the Investors section of the company’s website at www.investors.unum.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the senior notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. Any offer, solicitation or sale will be made only by means of the prospectus supplement and the accompanying base prospectus.

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ABOUT UNUM GROUP

Unum Group is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.7 billion in 2015, and provided $6.8 billion in benefits last year.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, www.twitter.com/unumnews and www.linkedin.com/company/unum

SAFE HARBOR STATEMENT

Certain information in this press release constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about the possible use of proceeds, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (3) unfavorable economic or business conditions, both domestic and foreign; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) a cyber attack or other security breach could result in the unauthorized disclosure of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) execution risk related to our technology needs; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (13) actual persistency and/or sales growth that is higher or lower than projected; (14) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (15) effectiveness of our risk management program; (16) contingencies and the level and results of litigation; (17) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (18) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (19) changes in accounting standards, practices, or policies; (20) fluctuation in foreign currency exchange rates; (21) ability to generate sufficient

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

internal liquidity and/or obtain external financing; (22) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (23) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A. “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2015, and, to the extent applicable, our subsequent quarterly reports on Form 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.